ADVANCE PAYMENTS AGREEMENT

This ADVANCE PAYMENTS AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is effective as of November 8, 2024 (the “Effective Date”), by and among Spirit AeroSystems, Inc., a Delaware corporation (“Supplier”), Spirits AeroSystems Holdings, Inc., a Delaware corporation and the sole shareholder of Supplier (“Company” and together with Supplier, the “Supplier Parties” and each a “Supplier Party”) and The Boeing Company, a Delaware corporation, or its successors and assigns (“Boeing”). Supplier, Company and Boeing sometimes are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.The Parties have been in discussions regarding, among other things, operations and production in respect of the Parent Commercial Contracts.

B.The Parties wish to memorialize their agreement on these matters in this Agreement, in accordance with the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1.Definitions. In this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed thereto on Appendix A.

2.Advance Payment Fees.

(a)From the date hereof until the date all amounts owed hereunder have been paid in full, Boeing shall charge an advance fee on the outstanding amount of Advances under this Agreement in-kind (except as provided in clause (b) below in respect of the Default Fee) at a rate per annum equal to 6.0%.

(b)Fees payable pursuant hereto shall be calculated as of any date of determination on the basis of a 360-day year for the actual days elapsed. Accrued fees hereunder shall be payable in-kind on the fifteenth day of each calendar quarter by capitalizing such amounts to the outstanding amount of Advances on each such date by an amount equal to such fees payable in-kind (and from and after such date of capitalization, such amounts shall thereafter accrue fees in accordance with this Section 2). All accrued and unpaid fees shall be due and payable in cash on the last repayment date set forth on Schedule 9 or when the unpaid amounts hereunder are declared due and payable. Upon the occurrence and during the continuance of an Event of Default, the advance fee applicable to the unpaid principal amount of the then outstanding Advances, together with any accrued but unpaid interest payments or any fees or other amounts owing hereunder (including post-petition interest and fees in any proceeding under any applicable Debtor Relief Laws, whether or not allowed or allowable in such a Proceeding), shall, without duplication of the fee pursuant to the first sentence of this Section 2, be payable in cash on demand at a rate 3.0% per annum in excess of the rate otherwise applicable thereto pursuant to the first sentence of this Section 2 (the “Default Fee”). Supplier, on behalf of itself and its Affiliates, expressly agree that: (A) the Default Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Default Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) Supplier and each of its Affiliates shall be estopped hereafter from claiming differently than as agreed to in this Section 2; (D) Supplier’s agreement to pay the Default Fee is a material inducement to Boeing to make the Initial Advance and the Subsequent Advances, and (E) the Default Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Boeing and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Boeing or profits lost by Boeing as a result of an Event of Default.

3.Advances.

(a)From and after the date hereof and subject to the terms and conditions set forth herein, Boeing commits to pay to Supplier, via wire transfer, advance payments of additional amounts due to be paid pursuant to the Parent Commercial Contracts, in an aggregate amount of up to Three Hundred and Fifty Million and 00/100 Dollars ($350,000,000.00), on and subject to the terms and conditions set forth below (such amount, the “Commitment Amount”). On and after the Effective Date, and subject to the terms and conditions of this Agreement, Boeing shall pay to Supplier advance payments in respect of the Commitment Amount as follows (the date of each such advance payment, an “Advance Date”, each such amount an “Advance”, and collectively, the “Advances”):

(i)Within two (2) Business Days of the satisfaction of the conditions set forth in Section 4, an amount of up to One Hundred Million and 00/100 Dollars ($100,000,000.00) (the “Initial Advance”); and

(ii)No earlier than the one month anniversary of the Initial Advance but prior to December 31, 2025, subject solely to the satisfaction of the conditions set forth in Section 5 hereof, advance such amounts as Supplier may, upon delivery of an Advance Request at least five (5) Business Days prior to an Advance Date, request, and Boeing may agree to fund, from time to time (such Advance, a “Subsequent Advance”); provided that (i) no more than one such Advance may be requested or funded in any calendar month, (ii) such requested amounts shall be (x) in a minimum amount of $10,000,000 and integral multiples of $1,000,000 thereof and (y) in a maximum amount of not more than $100,000,000 (or, in each case, such other amount as Boeing shall in its sole and exclusive discretion as it may determine based upon such facts and circumstances as it deems relevant (“sole and exclusive discretion”)) and (iii) as of the date of such Advance, after giving effect thereto, the aggregate amount of all Advances hereunder, shall not exceed the Commitment Amount as in effect on such date.

(b)Once repaid (or prepaid) any Advances incurred hereunder may not be reborrowed. The Commitment Amount shall automatically be reduced by the amount of the Initial Advance and each Subsequent Advance hereunder.

(c)The Advances shall be used by the Supplier Parties solely in support of the members of the Supplier Group producing and maintaining readiness to produce Products (as such term is defined under the applicable Parent Commercial Contract) under the Parent Commercial Contracts at the rates contractually required by Boeing (the “Purpose”). Notwithstanding anything herein to the contrary, no proceeds from any Advances shall be used to fund, directly or indirectly, any portions of Supplier’s or any other member of the Supplier Group’s costs and expenses incurred primarily by Supplier or such other member of the Supplier Group to support or for the benefit of any Material Customer without

Boeing’s express prior written consent, which consent may be granted or withheld in Boeing’s sole and exclusive discretion. This clause shall survive the termination or expiration of this Agreement.

4.Conditions to Initial Advance. The obligation of Boeing to make the Initial Advance hereunder is subject to the satisfaction or waiver by Boeing of the following conditions precedent in its sole and exclusive discretion:

(a)Advance Request; Proposed Budget. Boeing shall have received (i) an Advance Request in respect of the Initial Advance, (ii) a Proposed Budget related to such Initial Advance, (iii) the deliverables set forth in Section 10(a)(i) and (a)(ii) and (iv) all other supporting documentation used in the preparation of such initial Proposed Budget as may be requested by Boeing (in form and substance acceptable to Boeing in its sole and exclusive discretion), in each case, at least two (2) Business Days prior to the proposed Advance Date of the Initial Advance. The Proposed Budget shall identify the applicable Supplier Site disbursements that Supplier or any other member of the Supplier Group proposes to fund using the Initial Advance (“Initial Proposed Disbursements”).

(b)Approved Uses. Boeing shall have approved, in its sole and exclusive discretion, some or all of the Initial Proposed Disbursements, if at all, at least one (1) Business Day prior to the proposed Advance Date set forth in the initial Advance Request (“Initial Approved Uses”) and fund the Initial Approved Uses on the requested Advance Date; provided that if Boeing does not approve the Initial Proposed Disbursements by the proposed Advance Date set forth in the initial Advance Request, but Boeing subsequently approves such Initial Proposed Disbursements, then (i) Boeing shall provide prompt written notice to Supplier of the subsequent approval of such Initial Proposed Disbursements, (ii) if the Initial Advance would occur after the originally proposed Advance Date therefor, Boeing and Supplier shall mutually agree on the new Advance Date for the Initial Advance, which date shall be a Business Day; provided that Supplier may, in its sole discretion, elect to withdraw the initial Advance Request (in which case any subsequent request for an Initial Advance shall be required to comply with this Section 4 at the time of such request), and (iii) on the date, if any, agreed by Boeing and Supplier in accordance with clause (ii) above, Boeing shall fund an amount equal to the Initial Approved Uses (the actual Advance Date under this clause (b), the “Initial Advance Date”). For the avoidance of doubt, Boeing may approve any Initial Proposed Disbursement line item in whole or in part in its sole and exclusive discretion.

(c)Representations and Warranties. The representations and warranties contained herein shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Initial Advance Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date.

(d)No Default or Event of Default. As of the Initial Advance Date, no event shall have occurred and be continuing or would result from the making or deemed making of the Initial Advance on the Initial Advance Date that would constitute a Default or an Event of Default.

(e)Advance Certificate. On or prior to the Initial Advance Date, Boeing shall have received a certificate of an Authorized Officer, substantially in the form attached hereto as Exhibit B, certifying as to the satisfaction of each of the conditions set forth in Sections 4(c) and (d).

5.Conditions to Subsequent Advances. The obligation of Boeing to make a Subsequent Advance after the Initial Advance hereunder is subject to the satisfaction or waiver by Boeing of the following conditions precedent in its sole and exclusive discretion:

(a)Subsequent Advance Request; Proposed Budget. Boeing shall have received (i) an Advance Request in respect of a Subsequent Advance, (ii) a Proposed Budget related to such Subsequent Advance (a “Subsequent Proposed Budget”), (iii) the deliverables set forth in Section 10(a)(i) and (a)(ii) and (iv) all other supporting documentation used in the preparation of such Subsequent Proposed Budget as may be requested by Boeing (in form and substance acceptable to Boeing in its sole and exclusive discretion), in each case, at least five (5) Business Days prior to the proposed Advance Date set forth in such Advance Request. The Subsequent Proposed Budget shall identify the applicable Supplier Site disbursements that Supplier or any other member of the Supplier Group proposes to fund using the Subsequent Advance (“Subsequent Proposed Disbursements”).

(b)Variance Report. Unless an Interim Variance Report (as defined below) has been previously delivered to Boeing, Boeing shall have received a variance report, substantially in the form attached hereto as Annex 2 (each such report, a “Variance Report”), setting forth the actual uses of the applicable Advance during the applicable Measurement Period and the differences between the actual uses of the applicable Advance during the applicable Measurement Period and the Initial Approved Uses or Subsequent Approved Uses, as the case may be. In addition, Supplier shall deliver or cause to be delivered to Boeing (or its advisors with respect to any “advisor only” information) all other supporting detail as may be requested by Boeing, including, without limitation, all Receipts for the Supplier Sites and all Disbursements for the Supplier Sites during the applicable Measurement Period, together with a reasonably detailed description of the facts and circumstances leading to any material variances set forth in such Variance Report.

(c)Approved Uses. Boeing shall have approved, in its sole and exclusive discretion, some or all of the Subsequent Proposed Disbursements, if at all, at least one (1) Business Day prior to the proposed Advance Date set forth in the Advance Request related to such proposed Subsequent Advance (“Subsequent Approved Uses”) and funded an amount equal to the Subsequent Approved Uses on the requested Advance Date; provided that if Boeing does not approve such proposed Subsequent Proposed Disbursements by the proposed Advance Date set forth in the Advance Request related to such proposed Subsequent Advance, but Boeing subsequently approves the Subsequent Proposed Disbursements, then (i) Boeing shall provide prompt written notice to Supplier of the subsequent approval of such Subsequent Proposed Disbursements, (ii) if the applicable Subsequent Advance would occur after the originally proposed Advance Date therefor, Boeing and Supplier shall mutually agree on the new Advance Date for such Subsequent Advance, which date shall be a Business Day; provided that Supplier may, in its sole discretion, elect to withdraw the Advance Request in respect of such Subsequent Advance (in which case any subsequent request for a Subsequent Advance shall be required to comply with this Section 5 at the time of such request), and (iii) on the date, if any, agreed by Boeing and Supplier in accordance with clause (ii) above, Boeing shall fund an amount equal to the Subsequent Approved Uses (the actual Advance Date under this clause (c), the “Subsequent Advance Date”). For the avoidance of doubt, Boeing may approve any Subsequent Proposed Disbursement line item in whole or in part in its sole and exclusive discretion.

(d)Representations and Warranties. The representations and warranties contained herein shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the applicable Subsequent Advance Date as if then made, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date.

(e)No Default or Event of Default. As of the applicable Subsequent Advance Date, no event shall have occurred and be continuing or would result from the making or deemed making such Subsequent Advance that would constitute a Default or an Event of Default hereunder; or any “default,” “event of default” or similar term under any Parent Commercial Contract; or that would constitute a material breach of the Merger Agreement.

(f)Financial Statements and Other Reports. As of the applicable Subsequent Advance Date, a Supplier Party shall have timely delivered all reports and other information required to be delivered or requested pursuant to Section 10(a) hereof to Boeing within the specified time periods prior to the date of such proposed Subsequent Advance.

(g)Advance Certificate. On or prior to the applicable Subsequent Advance Date, Boeing shall have received a certificate of an Authorized Officer, substantially in the form attached hereto as Exhibit B, certifying as to the satisfaction of each of the conditions set forth in Sections 3(c) (solely with respect to any Advances then outstanding), 5(d), (e) and (f).

6.Representations and Warranties. Company and Supplier, jointly and severally, hereby represent and warrant to Boeing that the following representations are true and complete as of the Effective Date, the Initial Advance Date and each Subsequent Advance Date:

(a)Organization; Requisite Power and Authority; Qualification. Each Supplier Party (i) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of its jurisdiction of organization, (ii) has the power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated hereby and to make the borrowings hereunder, and (iii) is qualified to do business and in good standing as a foreign corporation (to the extent such concept is applicable in the applicable jurisdiction) in every jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Supplier Group.

(b)Due Authorization. The execution, delivery and performance by each Supplier Party of this Agreement has been duly authorized by all necessary corporate or other organizational action on the part of such Supplier Party.

(c)No Conflict. The execution, delivery and performance by each Supplier Party of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate the terms of such Supplier Party’s Organizational Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Supplier Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which such Supplier Party is a party (or any other member of the Supplier Group is a party) or by which it or its assets are bound (or the assets of any other member of the Supplier Group’s assets are bound); or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of such Supplier Party or any other member of the Supplier Group or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to such Supplier Party or any other member of the Supplier Group, its (or any other member of the Supplier Group’s) business or operations, or any of its assets or properties (or any of the assets or properties of any other member of the Supplier Group), except as would not reasonably be expected to (x) have a Material Adverse Effect, or (y) prevent, delay or otherwise impair such Supplier Party’s or other member of the Supplier Group’s ability to perform its (if any) obligations under this Agreement, any Parent Commercial Contract, the Merger Agreement, or any other agreement entered into by the Parties (or their respective Subsidiaries) after the date hereof.

(d)Consents. The execution, delivery and performance by each Supplier Party of this Agreement and the legality, validity, binding effect and enforceability against each Supplier Party of this Agreement does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person except (x) the registrations, consents, approvals, notices and actions which have been duly made, obtained, given or taken (including under Section 7 below) and are in full force and effect, and (y) such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

(e)Binding Obligation. This Agreement has been duly executed and delivered by each Supplier Party and is the legally valid and binding obligation of each Supplier Party, enforceable against each Supplier Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether considered in a proceeding at equity or law.

(f)Accuracy of Information. The information furnished in writing by or on behalf of each Supplier Party delivered hereunder including, without limitation, any Proposed Budget or any information delivered pursuant to Section 10(a) hereof (other than projections, the model, pro forma information, estimates, forecasts, and other forward-looking information (collectively, the “Projections”), and information of a general economic or general industry nature), when furnished and taken as a whole together with the Company’s public filings, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading (taken as a whole). To the extent any financial Projections are furnished in writing by or on behalf of a Supplier Party hereunder such Projections have been prepared in good faith based upon the books and records of the Supplier Group, and such assumptions believed by each Supplier Party in good faith to be reasonable as of the date of such Projections (it being recognized that such financial Projections are predictions as to future events and are subject to significant uncertainties and contingencies, many of which are beyond the control of the members of the Supplier Group, that no assurance can be given that any particular financial Projection will be realized, that actual results during the period or periods covered by any such financial Projection may differ significantly from the financial Projections, and that such differences may be material).

(g)Compliance with Laws. None of Company, Supplier or their respective Subsidiaries, nor any of their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any applicable Laws where such violation would reasonably be expected to have a Material Adverse Effect.

(h)No Defaults. No Supplier Party nor any other member of the Supplier Group is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of their respective material contractual obligations (including, without limitation, any Parent Commercial Contract, but excluding the Merger Agreement), and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except, in the case of any of the foregoing as would not reasonably be expected to have a Material Adverse Effect. No Supplier Party nor any other member of the Supplier Group is in material breach of the Merger Agreement. No Default or Event of Default has occurred and is continuing.

(i)Solvency. As of the applicable Advance Date and after the making of the Initial Advance or Subsequent Advance, each member of the Supplier Group, taken as a whole, is Solvent.

(j)Use of Proceeds. (i) The applicable Advance will be used by the Supplier Group solely as set forth in Section 3(c) and consistent with the related Initial Approved Uses or Subsequent Approved Uses, as the case may be, and (ii) the proceeds of all prior Advances made hereunder have been used by the Supplier Group solely as set forth in Section 3(c) and consistent with the related Initial Approved Uses or applicable Subsequent Approved Uses, in the case of clauses (i) and (ii), after giving effect to any Permitted Variance arising in connection with the Initial Approved Uses or such Subsequent Approved Uses, as applicable.

7.Consent under Merger Agreement. By executing this Agreement, Boeing and each Supplier Party each acknowledge and agree that for purposes of Section 5.1 of the Merger Agreement, Boeing consents to the execution, delivery and performance by the Supplier Parties of the terms and conditions hereof, including, but not limited to, the incurrence of the Commitment Amount and the Advances, the payment of fees and other obligations hereunder, and repayment and prepayment of Advances and other accrued and unpaid amounts hereunder.

8.Voluntary Prepayment. Any Supplier Party may, at its option, prepay any Advances, in whole or in part, at any time or from time to time, without premium or penalty, in a minimum amount for each such prepayment of at least $100,000, and such prepayment shall be accompanied by payment in cash of all accrued and unpaid fees (to the extent not previously capitalized to the outstanding amounts under this Agreement) outstanding as of the date of such prepayment.

9.Scheduled Repayments. Supplier will repay, or Company and Supplier shall cause to be repaid, all Advances to Boeing, via wire transfer of immediately available funds, in accordance with the payment schedule in the form attached hereto as Schedule 9 (each such repayment date identified under the column titled “Repayment Date” thereon, a “Repayment Date”). Notwithstanding the foregoing, Company or Supplier may, at any time and from time to time in their sole discretion, prepay any outstanding Advances, in whole or in part, without premium or penalty.

10.Affirmative Covenants. Each Supplier Party covenants and agrees that until the indefeasible payment in full in cash of all amounts that are due and payable hereunder, each Supplier Party shall perform, and shall cause the other members of the Supplier Group to perform, all covenants in this Section 10.

(a)Financial Statements and Other Reports. Unless otherwise provided below, Company will deliver or cause to be delivered to Boeing (or, directly or through, the “advisor clean team” or other clean team members in accordance with Section 10(a)(v), as applicable) the following items, within the time periods set forth therefor below:

(i)EAC Forecast. (A) Promptly after the Effective Date (but, in any event, no later than the Advance Date of the Initial Advance), Company’s third quarter 2024 EAC through 2025, along with risks and opportunities related thereto and (B) within two (2) Business Days of becoming available, any revision, update or supplement to the document delivered in clause (A) or the latest version of the EAC.

(ii)Quarterly Forecast and Cash File. At the Effective Date (A) Company’s most recently prepared quarterly forecast (the “Quarterly Forecast”), and (B) to the “advisor clean team” only, a copy of the Company’s comprehensive cash file (in form previously discussed with Boeing’s advisors prior to the Effective Date) used to create or populate the information set forth in the Quarterly Forecast in Microsoft Excel format with existing formulas maintained (other than in connection with removing external links) (the “Cash File”).

(iii)Weekly Report. On a weekly basis, commencing with the week immediately after the week in which the items in Section 10(a)(ii) have been delivered, provide (A) to Boeing, updates to or an updated version of the Quarterly Forecast, and (B) to the “advisor clean team” only, the then current Cash File relating to such Quarterly Forecast.

(iv)Variance Reports. If (A) a Supplier Party notifies Boeing in writing (email being sufficient) that it does not intend to request an Advance for the next Fiscal Month after the end of the Measurement Period of the most recent Advance or neither Supplier Party requests a proposed Advance within ten (10) Business Days after the end of such Measurement Period or (B) after the end of the Measurement Period relating to a Subsequent Advance that results in the Commitment Amount being reduced to $0 after giving effect to such Subsequent Advance as contemplated by Section 3(b), in each case, Company shall deliver or cause to be delivered to Boeing a Variance Report with respect to such Advance within five (5) Business Days after the end of the applicable period described above (an “Interim Variance Report”). In addition, Company shall deliver or cause to be delivered to Boeing (or its “advisor clean team” only with respect to any “advisor only” information) all other supporting detail as may be requested by Boeing, including, without limitation, all Receipts for the Supplier Sites and all Disbursements for the Supplier Sites for the Measurement Period relating to such Advance, together with a reasonably detailed description of the facts and circumstances leading to any material variances set forth in such Interim Variance Report.

(v)Notices of Defaults. Prompt written notice (but, in any event, within two (2) Business Days) of the occurrence of a Default or an Event of Default that is continuing, which notice shall be accompanied by a certificate of an Authorized Officer specifying the nature and period of existence of such Default or Event of Default, and what action Company has taken (or has authorized Supplier or another member of the Supplier Group to take), is taking and proposes to take with respect thereto; and

(vi)Other Information; Clean Team Procedures. Such information and data (financial or otherwise) used with respect to the preparation of the reporting by Company and Supplier hereunder as from time to time may be requested by Boeing, which Company or Supplier shall promptly provide. All financial information and data the Company and its Subsidiaries (including Supplier) is required to provide under this Agreement (including, without limitation, all Proposed Budgets and the reports required by this Section 10(a)) shall be provided (y) in Microsoft Word, PDF or Microsoft Excel format with formulas intact (other than in connection with removing external links) and external links removed unless otherwise agreed by Boeing in its sole and exclusive discretion and (z) to such representatives and advisors of Boeing as Boeing may direct. If such information or data, or any other information or data required to be provided under this Agreement, contains competitively sensitive information regarding a Boeing competitor, Boeing will implement appropriate clean team procedures to limit the disclosure of that information within Boeing; provided, that, nothing in the foregoing shall limit the Company’s or Supplier’s obligation to provide such information or data to Boeing or its designated representatives once such procedures have been implemented. For the avoidance of doubt, the Clean Team Agreement (as such term is defined in the Merger Agreement) shall constitute the implementation of such procedures for purposes of this Agreement. Company and its Subsidiaries (including Supplier) shall promptly provide Boeing with any supplemental, updated, or corrected information necessary to make any of the reports or other information previously delivered by or on behalf of the Company or any of its Subsidiaries (including Supplier) pursuant to this Section 10(a) (including, without limitation, any portions of such reports or other information that constitute Projections) accurate or otherwise not misleading. Notwithstanding any of the foregoing or anything herein to the contrary, the Cash File shall only be provided to the “advisor clean team”.

(b)Use of Proceeds. The Supplier Group shall use the proceeds of the Advances solely for purposes permitted by Section 3(c).

(c)Weekly Reviews. If requested by Boeing, Company shall cause appropriate members of its management to participate in one conference call per week with Boeing and its representatives and advisors at a time to be mutually agreed by Company and Boeing to discuss such matters as Boeing may request, including, without limitation, any Proposed Budget, the Initial Proposed Disbursements or Initial Approved Uses, Subsequent Proposed Disbursements or Subsequent Approved Disbursements, Variance Report or Interim Variance Reports, any financial statements delivered hereunder and the supporting documentation therefor.

(d)Financial Accommodations Efforts. During the term of this Agreement, each Supplier Party shall use best efforts to obtain financial accommodations from any Material Customer, consistent with any memorandums of agreement or similar arrangements previously entered into or currently contemplated with any such customer, which such accommodations shall be in such Supplier Party’s opinion, reasonably likely to adequately fund the portion of Supplier’s or its Subsidiaries’ operations that are utilized in the performance of the supply contract or other agreement with respect to such customer. For the avoidance of doubt, each Supplier Party acknowledges and agrees that Boeing has no obligation to authorize any member of the Supplier Group to use any proceeds from an Advance to support Supplier’s or its Subsidiaries’ operations that are utilized in the performance of any such supply contract or other agreement with respect to such customer.

11.Negative Covenants. Each Supplier Party covenants and agrees that until the indefeasible payment in full in cash of all amounts that are due and payable hereunder, each Supplier Party shall perform and shall cause the other members of the Supplier Group to perform, all covenants in this Section 11.

(a)Reserved.

(b)Reserved.

(c)Reserved.

(d)Variances. Commencing with the Initial Advance, Company and Supplier shall not permit, for the applicable Measurement Period, expenditures of any proceeds from an Advance, on a line item basis, to result in a ten percent (10%) or greater variance from the relevant line item in the Initial Approved Uses or applicable Subsequent Approved Uses, as the case may be, unless (i) Boeing has approved such variance prior to Company, Supplier or any other member of the Supplier Group taking or not taking the action or actions expected to result in such variance or (ii) the variance directly results in a corresponding (A) increase or decrease, as the case may be, of another line item in the Initial Approved Uses or applicable Subsequently Approved Uses or (B) increase in Company’s, Supplier’s or another member of the Supplier Group’s available cash equal to the amount of such variance (any such amount, “Specified Cash Amount”); provided that, the Specified Cash Amount shall not be used to fund any expenditures of the Supplier Group other than an expenditure previously approved as an Initial Approved Uses or Subsequently Approved Uses line item, as the case may be, with respect to such Advance giving rise to such Specified Cash Amount, without Boeing’s prior written consent which may be granted or withheld in its sole and exclusive discretion (any such variance, a “Permitted Variance”). No member of the Supplier Group shall use the proceeds of any Advance to make any expenditures except for expenditures set forth in the Initial Approved Uses or any Subsequent Approved Uses (after giving effect to any Permitted Variance arising in connection with the Initial Approved Uses or applicable Subsequent Approved Uses), as the case may be.

12.Reserved.

13.Events of Default.

(a)The occurrence of any one or more of the following events shall constitute an Event of Default (an “Event of Default”) under this Agreement:

(i)Failure to Make Repayments When Due. The failure to pay any repayment in full on the applicable Repayment Date set forth in Schedule 9;

(ii)Breach of Representations, etc. Any representation or warranty made or deemed made by a Supplier Party in this Agreement or in any statement or certificate at any time given by a Supplier Party or any of their respective Subsidiaries in writing pursuant hereto or thereto shall be false in any material respect (without duplication of any materiality qualifiers contained in any such representation or warranty) as of the date made or deemed made;

(iii)Failure to Comply with this Agreement.

(1)The failure of Supplier or the Company or any of their respective Subsidiaries to perform (or to cause the performance of, as applicable) the terms, provisions, conditions, covenants or obligations contained in Sections 10 or 11 of this Agreement, in each case, for which no additional grace period shall be provided; or

(2)The failure of Company, Supplier or any of their respective Subsidiaries to perform (or cause the performance of, as applicable) any term, provision, condition, covenant or obligation contained herein, other than any other provisions in this Section 13(a), and such failure shall continue unremedied for a period of five (5) Business Days.

(iv)Involuntary Bankruptcy; Appointment of Receiver, etc. (x) A court of competent jurisdiction shall enter a decree or order for relief in respect of any member of the Supplier Group, in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (y) an involuntary case or other similar proceeding shall be commenced against any member of the Supplier Group under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any member of the Supplier Group, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any member of the Supplier Group for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any member of the Supplier Group, and any such event described in this clause (y) shall continue for sixty (60) days without having been dismissed, bonded or discharged;

(v)Voluntary Bankruptcy; Appointment of Receiver, etc. (x) Any member of the Supplier Group shall have an order for relief entered with respect to it or shall commence a voluntary case or other similar proceeding under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any member of the Supplier Group, shall make any assignment for the benefit of creditors; or (y) any member of the Supplier Group shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any member of the Supplier Group (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 13(a)(v); or

(vi)Default in Other Agreements.

(1)(A) any payment default shall occur with respect to any payment of principal of or interest on any borrowed money indebtedness of any member of the Supplier Group in an aggregate principal amount exceeding $100,000,000 (excluding any Advances and any borrowed money indebtedness owed to any member of the Supplier Group) (such borrowed money indebtedness, “Material Indebtedness”) and such default shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created or (B) any event or condition occurs that (I) results in any Material Indebtedness becoming due prior to its scheduled maturity or (II) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided, that this Section 13(a)(vi)(1) shall not apply to any secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if (x) such sale or transfer is permitted under or contemplated by the Merger Agreement and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Material Indebtedness; provided, further that this Section 13(a)(vi)(1) shall not apply to, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, Equity Interests (other than Disqualified Stock) of the Company or a combination thereof (in each case to the extent permitted hereunder) (each capitalized term used in this subclause (y) not defined herein being assigned the meaning in the Company Term Loan Agreement (as defined in the Merger Agreement)); provided, further that any breach or default under any Material Indebtedness solely as a result of a breach or violation of any financial maintenance covenant thereunder shall not constitute an Event of Default under this Section 13(a)(vi)(1) unless and until the date on which the requisite holders of such Material Indebtedness shall have declared such Material Indebtedness due and payable as a result of such breach or default; or

(2)the repudiation of any performance obligation or the occurrence of any material breach by any member of the Supplier Group under any other contract or agreement between such Person and Boeing, including, without limitation, the Merger Agreement, any Parent Commercial Contract, or any “Default” or “Event of Default” under and as defined in any Parent Commercial Contract.

(b)(1) Upon the occurrence of any Event of Default described in Sections 13(a)(iv) or 13(a)(v), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of Boeing, automatically (except with respect to clause (C), which shall only apply upon written notice to Company or Supplier by Boeing): (A) the Default Fee shall apply to all outstanding Advances, (B) the Commitment Amount shall automatically be reduced to equal the then aggregate amount of outstanding Advances and the corresponding amount available for advancement hereunder shall be $0, (C) all outstanding Advances shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company and Supplier and (D) without any further notice to Company, Supplier or any other Person (except as specifically stated therein) Boeing shall be entitled to take any other action described in this Section, in this Agreement, or as otherwise permitted by applicable Law.

14.Indemnity.

(a)Whether or not the transactions contemplated hereby shall be consummated, Company and Supplier agrees, on a joint and several basis, to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Boeing, its affiliates and each of their respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, that Supplier Parties shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or any of its affiliates or any of its or its affiliates’ officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, in each case, as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section may be unenforceable in whole or in part because they are violative of any law or public policy, the Supplier Parties shall contribute the maximum portion that the Supplier Parties are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)To the extent permitted by applicable law, neither Company nor Supplier shall assert, and each hereby waives, any claim against Boeing and its affiliates, and its or its affiliates’ officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, on any theory of liability, for special, indirect, consequential or punitive damages

(as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, the transactions contemplated hereby, the Advances or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Company and Supplier hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)Each of Company and Supplier also agrees that neither Boeing nor its affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to Company, Supplier or any other Person asserting claims on behalf of or in right of Company, Supplier or any other Person in connection with or as a result of this Agreement, the transactions contemplated hereby, the Advances or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of Company and Supplier to the extent that any losses, claims, damages, liabilities or expenses incurred by Company, Supplier or their respective Affiliates or its or their respective Affiliates’ shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Boeing, its affiliates or its or its affiliates’ directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement; provided, however, that in no event will Boeing, its affiliates or its or its affiliates’, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of Boeing’s, its affiliates’ or its or its affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement.

15.Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Boeing and its affiliates are hereby authorized by each Supplier Party at any time or from time to time, without notice to such Supplier Party or to any other Person, any such notice being hereby expressly waived to the fullest extent permitted by applicable law, set off any amounts due and owing by such Supplier Party to Boeing hereunder against any amounts owed to such Supplier Party under any Parent Commercial Contracts or payable to such Supplier Party or any other Person (other than Boeing) in connection with any other agreement between a Supplier Party (or both Supplier Parties) and Boeing, irrespective of whether or not (a) Boeing or such affiliate shall have made any demand hereunder or (b) the amounts due hereunder or thereunder shall have become due and payable and although such amounts may be contingent or unmatured.

16.Successors and Assigns.

(a)Generally. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of the Parties and the successors and permitted assigns of each of the Parties. No Supplier Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by such Supplier Party without the prior written consent of Boeing (and any attempted assignment or transfer by such Supplier Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, affiliates of Boeing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Boeing’s Right to Assign. Boeing shall have the right at any time to sell, assign or transfer all or a portion of its right to payment of the Advances and any other amounts owing to it under this

Agreement, to any Person, without the consent of the Supplier Parties or any other Person, and shall provide notice thereof in accordance with Section 16(c).

(c)Notice of Assignment; Recordation. Upon its receipt and acceptance of a duly executed and completed assignment agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Boeing shall record the information contained in such assignment agreement, shall give prompt notice thereof to the Supplier Parties and shall maintain a copy of such assignment agreement.

17.No Waiver by Boeing. No delay or omission by Boeing to exercise any power, right or remedy accruing to Boeing shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Boeing’s right to accelerate this Agreement for any late payment or Company’s or Supplier’s failure to timely fulfill its other obligations hereunder shall not be waived or deemed waived by Boeing by Boeing’s having accepted a late payment or late payments in the past or Boeing otherwise not accelerating this Agreement or exercising other remedies for Company’s or Supplier’s failure to timely perform their respective obligations hereunder. Boeing shall not be obligated or be deemed obligated to notify Company or Supplier that it is requiring Company or Supplier to strictly comply with the terms and provisions of this Agreement before accelerating this Agreement and exercising its other remedies hereunder because of Company’s or Supplier’s failure to timely perform its obligations under this Agreement.

18.Payments Set Aside. To the extent that Company or Supplier makes a payment or payments to Boeing, or Boeing exercises its right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such setoff had not occurred.

19.Reserved.

20.Section Headings. Section headings appearing in this Agreement are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Agreement.

21.VENUE; CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF. THIS AGREEMENT EXCLUDES THE APPLICATION OF THE 1980 UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. BOEING AND THE SUPPLIER PARTIES HEREBY IRREVOCABLY CONSENT TO AND SUBMIT THEMSELVES EXCLUSIVELY TO THE JURISDICTION OF THE APPLICABLE COURTS OF KING COUNTY, WASHINGTON, AND THE FEDERAL COURTS OF WASHINGTON STATE FOR THE PURPOSE OF ANY SUIT, ACTION, OR OTHER JUDICIAL PROCEEDING ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER. BOEING AND EACH SUPPLIER PARTY HEREBY WAIVE AND AGREE NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT (A) BOEING AND SUCH SUPPLIER PARTY ARE NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, (B) THE SUIT, ACTION OR

PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, OR (C) THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER.

22.Confidential Treatment. The information contained herein is confidential business information. The Parties will limit the disclosure of this Agreement’s contents to employees with a need to know and who understand that they are not to disclose its contents to any other person or entity without the prior written consent of the other Party. Notwithstanding the above, the Parties may file this Agreement with the Securities and Exchange Commissions, if legally required to do so, but must give the other Party two (2) Business Days advance written notice and will omit confidential information as permitted by applicable law as appropriate after providing such Party the opportunity to provide comments. Nothing in this Section will prevent either Party from making reasonable disclosures concerning this Agreement during the course of its earnings calls.

23.Records of Payments. The records of Boeing shall be prima facie evidence of the amounts owing under this Agreement.

24.Reserved.

25.Amendments and Waivers. No term of this Agreement may be waived, modified or amended except by an instrument in writing signed by all parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

26.Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

27.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by telecopy or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

28.Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company, Supplier and Boeing of written notification of such execution and authorization of delivery thereof.

29.Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties as reflected on Appendix B. Company’s address for notices to the Supplier Parties may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to Boeing and shall be the most recent such address furnished in writing by Company (or on Company’s behalf) to Boeing. Boeing’s address for notices may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to Company and shall be the most recent such address furnished in writing by Boeing to Company. Actual notice, however and from whomever given or received, shall always be effective when received.

30.ENTIRE AGREEMENT. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG BOEING, COMPANY, SUPPLIER AND ANY OTHER PARTIES WITH RESPECT TO THE ADVANCES CONTEMPLATED HEREBY AND SUPERSEDES ALL PRIOR CONFLICTING OR INCONSISTENT AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH PROPOSED ADVANCES DESCRIBED HEREIN. EACH OF BOEING, COMPANY AND SUPPLIER ACKNOWLEDGES AND AGREES THAT THERE IS NO ORAL AGREEMENT AMONG COMPANY, SUPPLIER (OR ANY OTHER MEMBER OF THE SUPPLIER GROUP) AND BOEING (OR ANY OF ITS SUBSIDIARIES) WITH RESPECT TO THE ADVANCES CONTEMPLATED BY THIS AGREEMENT WHICH HAS NOT BEEN INCORPORATED IN THIS AGREEMENT. EACH PARTY HAS HAD THE OPPORTUNITY TO DRAFT, REVIEW, AND EDIT THIS AGREEMENT. ACCORDINGLY, NO PRESUMPTION FOR OR AGAINST EITHER PARTY ARISING OUT OF DRAFTING ALL OR ANY PART OF THIS AGREEMENT WILL BE APPLIED IN ANY ACTION RELATING TO OR ARISING FROM THIS AGREEMENT; AND THE PARTIES HEREBY WAIVE THE BENEFIT OF ANY STATUTE OR COMMON LAW RULE PROVIDING THAT IN CASES OF UNCERTAINTY LANGUAGE OF A CONTRACT SHOULD BE INTERPRETED AGAINST THE PARTY WHO CAUSED THE UNCERTAINTY TO EXIST.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SPIRIT AEROSYSTEMS, INC.
as Supplier

By: /s/ Irene Esteves
Name: Irene Esteves
Title: Executive Vice President and CFO

SPIRIT AEROSYSTEMS HOLDINGS, INC.
as the Company

By: /s/ Irene Esteves
Name: Irene Esteves
Title: Executive Vice President and CFO

Signature Page to Advance Payments Agreement

THE BOEING COMPANY,
as Boeing

By: /s/ Ihssane Mounir
Name: Ihssane Mounir
Title: Senior Vice President
Signature Page to Advance Payments Agreement

APPENDIX A

Defined Terms

Definitions. The following terms used in the Agreement, including in the preamble, recitals, exhibits and schedules thereto, shall have the following meanings:

(a)“Advance Request” means a written request substantially in the form of Exhibit A hereto, delivered by Supplier to Boeing.

(b)“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the equity interests having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

(c)“Authorized Officer” means the Chief Executive Officer or Chief Financial Officer of the Company.

(d)“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

(e)“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York or Washington are authorized or required by Law to close.

(f)“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

(g)“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

(h)“Disbursements” all actual cash disbursements made by any member of the Supplier Group (including, without limitation, the recipient, purpose, amount, type, and form of each disbursement made by such member).

(i)“Dollars” and “$” means the lawful currency of the United States of America.

(j)“Fiscal Month” means each fiscal month of Company.

(k)“Fiscal Year” means the fiscal year of Company.

(l)“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

(m)“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with a state of the United States, the United States, or a foreign state or government.

(n)“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, judgments, suits, litigations, inquiries, proceedings and related reasonable out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement (including Boeing’s agreement to make the Advances or the use or intended use of the proceeds thereof, or any enforcement of any of this Agreement).

(o)“Law” has the meaning set forth in the Merger Agreement.

(p)“Material Adverse Effect” means a material adverse effect on the business, property, operations, or financial conditions of the Supplier Group, taken as a whole, the validity or enforceability of this Agreement, or the rights and remedies of Boeing under this Agreement.

(q)“Material Customer” means a customer of one or more members of the Supplier Group that represented five percent (5%) or more of the Supplier Group’s consolidated gross revenue for (i) the Fiscal Year ended December 31, 2023 or (ii) the nine month period ended September 30, 2024.

(r)“Measurement Period” means, with respect to a Variance Report, the Fiscal Month (or portions of one or more Fiscal Months) set forth in the applicable Proposed Budget related to an Advance.

(s)“Merger Agreement” means that certain Agreement and Plan of Merger, dated June 30, 2024, among the Company, Boeing, and Sphere Acquisition Corp. (as it may be amended or modified from time to time), together with all other agreements, schedules, exhibits, annexes, certificates and other documents or instruments proposed to be executed and delivered in connection therewith.

(t)“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any trust, its trust agreement or similar agreement, in each case, as amended. In the event any term or condition of this Agreement requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

(u)“Parent Commercial Agreement” has the meaning set forth in the Merger Agreement.

(v)“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

(w)“Proposed Budget” means a budget prepared by Company or Supplier covering all proposed uses of the proceeds of the proposed Initial Advance or proposed Subsequent Advance, as the case may be, with respect to the applicable Fiscal Month (or portions of one or more Fiscal Month) relating to the proposed Initial Advance or proposed Subsequent Advance, as applicable, including line item detail for anticipated disbursement amounts during the applicable Fiscal Month (or portions of one or more Fiscal Months) relating to the proposed Advance or Subsequent Advance, as applicable, and substantially in the form attached hereto as Annex 1.

(x)“Receipts” means all actual cash receipts of the Supplier Group (including, without limitation, the customer, source, and nature of each receipt and the amount received by a member of the Supplier Group).

(y)“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole (determined on a going concern basis), is greater than (A) the total amount of debts and liabilities (including subordinated, contingent and un-liquidated liabilities) of such Person and its Subsidiaries, taken as a whole and (B) the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured; (ii) such Person and its Subsidiaries, taken as a whole, are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and (iii) such Person and its Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(z)“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (other than stock and other interests having such power only by reason of the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a nominee or a qualifying share of the former Person shall be deemed to be outstanding.

(aa)“Supplier Group” means the Company, Supplier and their respective Subsidiaries.

(bb)“Supplier Sites” means, at a minimum, the following sites at which Company, Supplier or another member of the Supplier Group operates, as described consistent with the naming conventions used in the most recent weekly cash report delivered to Boeing by Supplier on November 6, 2024: (i) Wichita, Kansas; (ii) Tulsa, Oklahoma; (iii) Dallas, Texas; (iv) Kinston, North Carolina; (v) Fiber Materials, Inc. in Biddeford, Maine; (vi) Belfast, Northern Ireland; (vii) Prestwick, Scotland (also referred to as “Europe”); (viii) Subang, Malaysia; (ix) St.-Nazaire, France; and (x) Morocco.

Schedule 9

Scheduled Repayments of Advances

Repayment Date	Repayment Amount
April 30, 2026	25% of the then-outstanding Advances
June 30, 2026	25% of the then-outstanding Advances
September 30, 2026	25% of the then-outstanding Advances
December 31, 2026	100% of the then-outstanding Advances